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                                                                    EXHIBIT 10.1


                       COMMERCIAL BUSINESS LOAN AGREEMENT


         This Commercial Business Loan Agreement (the "Agreement") is dated November 18, 2002 and is between Whitney National Bank ("Whitney") and UNIFAB International, Inc. ("Borrower").

A. DEFINITIONS. For the purpose of this Agreement, the following terms shall have the meanings specified below:

         "Advance" shall mean a disbursement under the Loan.

         "Advance Request" shall mean the Borrower's request for an Advance.

         "Affiliate" shall mean any Person, which has twenty percent (20%) or more of any class of its capital stock (or, in the case of a Person which is not a corporation, twenty percent (20%) or more of its equity interest) beneficially owned or held or controlled, directly or indirectly, by Borrower or any Subsidiary or William A. Hines. For purposes of this definition, "control" shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Commercial Business Loan Agreement, as the same may from time to time be amended, restated or supplemented.

         "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday for commercial banks in New Orleans, Louisiana and London, England.

         "Closing Date" shall mean the date on which the Note and Collateral Documents are executed and delivered by the Borrower to Whitney.

         "Collateral" shall mean the assets of Borrower and its Subsidiaries on which Whitney has a Lien pursuant to the Collateral Documents.

         "Collateral Documents" shall mean collectively the Guaranties and the documents required by Whitney to obtain the Lien in the Collateral, as described in this Agreement.

         "Company Agent" shall mean Peter J. Roman or Steven P. Weems.

         "Consolidated" refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person's consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

         "Debt" of a Person shall mean at a particular date, the sum (without duplication and in conformity with GAAP of (i) all indebtedness or other obligations for borrowed money or for the deferred purchase price of property or services, whether as maker or endorser, (including without limitation, all notes, debentures, bonds or similar instruments and all liabilities shown on a balance sheet or financial statement of Borrower, Guarantors and all their Subsidiaries), (ii) capitalized lease obligations of such Person or any subsidiary thereof, (iii) obligations with respect to any installment sale or conditional sale agreement or title retention agreement, (iv) indebtedness arising under acceptance facilities, (v) reimbursement obligations arising in connection with surety, or performance or other similar bonds and in connection with letters of credit issued in lieu of such bonds, (vi) the outstanding amount of all


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other letters of credit and (vii) any withdrawal liability or obligation of such
Person or an ERISA affiliate to a multiemployer plan.

         "Default" shall mean the occurrence of any of the events specified in Section F hereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time and applied on a consistent basis.

         "Guarantors" shall mean Nassau Holding Corporation ("Nassau"), Allen Process Systems, L.L.C., Universal Fabricators L.L.C., William A. Hines and Jeanne M. Hines, which term means, collectively, and interchangeably any, each and/or all of them, with each a Guarantor.

         "Guaranties" shall mean the unlimited continuing guaranties by each Guarantor of all Obligations of Borrower to Whitney upon terms and conditions acceptable to Whitney.

         "Libor Rate" shall mean an interest rate per annum (rounded upward to the nearest hundredth of a percent (1/100 of 1%)) which is the offered quotation to Whitney of the London interbank offered rate for U.S. Dollar deposits of amounts in immediately available funds in the London market for one month as recorded by the Bloomberg, L.P. or such other service used by Whitney as an information vendor for the purpose of displaying British Bankers' Association interest settlement rates for U.S. Dollar Deposits, as determined by Whitney as of the opening of business of Whitney or as soon thereafter as practicable, plus the applicable margin of 175 basis points (1 3/4% percent). The Libor Rate shall be determined by Whitney initially as of the date of the initial Advance and thereafter determined on the first day of each month (or on the last Business Day of the prior month if the first day of the month is not a Business Day) with the change in the Libor Rate to be effective as of the first day of each calendar month.

         "Lien" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, lien, judgment, garnishment, seizure, tax lien or levy (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, or any capitalized lease, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

         "Line of Credit Period" shall mean the period of time commencing on the date of this Agreement and ending on the Maturity Date.

         "Loan" shall mean the loan to be made by Whitney to the Borrower pursuant to Section B of this Agreement and shall include all principal, interest, attorneys' fees and costs owed thereon.

         "Loan Documents" shall mean this Agreement, the Note and the Collateral Documents.

         "Maturity Date" shall mean May 31, 2003.

         "Note" shall mean the note evidencing the Loan, dated November 18, 2002, in the principal sum of $8,000,000.00, payable to the order of Whitney on the Maturity Date, and shall include any and all renewal and/or replacement notes.

         "Obligations" shall mean all obligations (monetary or otherwise, including, but not limited to, all representations, warranties and covenants contained in this Agreement) of the Borrower to Whitney, whether direct or contingent, due or to become due, now existing or hereafter arising, including future advances, with interest, attorneys' fees, expenses of collection and costs arising under or in connection with this Agreement, the Loan, the Note, the Collateral Documents, promissory notes, checks, overdrafts, letter of credit agreements, endorsements and continuing guaranties.

         "Obligor" shall mean individually, collectively and interchangeably any, each and/or all of Borrower, its Subsidiaries and Guarantors.


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         "Permitted Liens" shall mean those presently outstanding and future
Liens of Obligor in favor of Whitney and (i) the Liens in favor of Midland Fabricators & Process Systems, L.L.C., which Liens will be subordinate to the Liens in favor of Whitney; (ii) pledges or deposits by Obligor under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt of the Borrower) or leases (other than capitalized leases) to which Obligor is a party, or deposits to secure statutory obligations of the Borrower or deposits of cash or U.S. Government Bonds to secure surety or appeal bonds to which the Borrower is a party, or deposits as security for contested taxes or import duties or for the payment of rent; (iii) Liens imposed by law, such as carriers', warehousemen's, materialmen's and mechanics' liens, incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Obligor; (iv) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance; (v) Liens for property taxes not yet delinquent and Liens for property taxes the payment of which is being actively contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of Obligor; and (vi) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for rights-of-way, highways and railroad crossings, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of Obligor or to the ownership of its property which were not incurred in connection with Debt of Obligor, which Liens do not in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business taken as a whole of Obligor.

         "Person" shall mean and include an individual, a partnership, a joint venture, a corporation (including Borrower), a limited liability company, a trust, an unincorporated organization, government or any department or agency thereof.

         "Prime Rate" shall mean that rate of interest as recorded by Whitney National Bank from time to time as its prime lending rate with the rate of interest to change when and as said prime lending rate changes. The Prime Rate is not necessarily the lowest interest rate charged by Whitney National Bank.

         "Subsidiary" shall mean, with respect to any Person, any corporation, association, partnership, joint venture or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned 50% or more by such Person.

B. LOAN. Subject to the terms and conditions of this Agreement and provided Obligor timely and completely performs all obligations in favor of Whitney contained in this Agreement and in any other agreement, whether now existing or hereafter arising, Whitney agrees to make Advances to Borrower periodically during the Line of Credit Period in an aggregate principal amount outstanding not to exceed the sum of Eight Million and No/100 ($8,000,000.00) Dollars. On the Maturity Date, Whitney's obligations to make any Advance shall cease and all interest and principal then owed on the Loan shall be due and payable. The Loan is evidenced by the Note payable to the order of Whitney on the Maturity Date. During the Line of Credit Period, the Advances shall accrue interest at Libor Rate in accordance with Section B (4) and shall be payable interest only monthly in arrears on the last day of each month, beginning the first month after the initial Advance, and continuing on the last day of each succeeding month, with the unpaid balance of principal and accrued interest due on the Maturity Date.

         (1) ADVANCES. Upon the terms and subject to the conditions hereof, Borrower may request an Advance during Whitney's regular business hours. Borrower shall make a request for an Advance under a Line of Credit by delivering to Whitney by mail, hand-delivery, facsimile or by telephonic notice to Whitney's applicable officer specifying (i) the amount to be borrowed,
                  (ii) the date the funds will be borrowed, and (iii) the purpose of the Advance and all Advance Requests shall be made by the Company Agent. Borrower hereby authorizes the Company Agent to borrow money and contract obligations with Whitney. Until Borrower notifies Whitney in writing of the withdrawal of the Company Agent's rights and powers, Whitney shall be able to rely conclusively upon the right of the Company Agent to make Advances on behalf of Borrower. Borrower agrees that only its duly authorized Company Agent shall make an Advance. All proceeds of any Advance shall be deposited to Borrower's account at Whitney.


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         (2)      CREDIT ADVICE. After the borrowing of any Advance in
                  accordance with this Agreement, Whitney will mail to Borrower at the most recent address shown on Whitney's records a credit advice showing the amount of the Advance and the amount of funds credited into Borrower's account. Within ten (10) days after the date of such advices, Borrower shall notify Whitney of any inaccuracy in the credit advices or the lack of authority to borrow the Advance. Failure by Borrower to notify Whitney timely shall preclude the Borrower from asserting against Whitney the inaccuracy of such advices and/or the lack of authorization of such Advance. Whitney's failure to mail the credit advice shall not alter Borrower's obligation to repay the Loan or make Whitney liable to Borrower for failure to mail the credit advice.

         (3) INTERNAL RECORDS SHALL CONTROL. The principal amount shown on the face of the Note evidences the maximum aggregate principal amount that may be outstanding on the Loan. Borrower agrees that the internal records of Whitney shall constitute for all purposes prima facie evidence of (i) the amount of principal and interest owing on the Loan from time to time, (ii) the amount of each Advance made to Borrower under the Loan and
                  (iii) the amount of each principal and/or interest payment received by Whitney on the Loan, unless such internal records of Whitney are manifestly erroneous.

         (4) INTEREST. Interest on the outstanding principal owed on the Loan shall be computed and assessed on the basis of the actual number of days elapsed over a year composed of 360 days. Whitney shall (in accordance with this Agreement) determine each interest rate applicable to the Libor Rate. Whitney will give notice to Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any change in Prime Rate shall become effective as of the opening of business on the day on which such change shall occur.

                  In the event that Whitney shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

                           (i) that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Libor Rate; or

                           (ii) at any time, that Whitney shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Libor Rate because of any change since the date of this Agreement in any applicable law or governmental rule, regulation, order, guideline or request or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:
                           (A) a change in the basis of taxation of payment to Whitney of the principal or interest on such Libor Rate (except for changes in the rate of tax on, or determined by reference to, the net income or profits of Whitney) or (B) a change in official reserve requirements; or

                           (iii) at any time, that the making or continuance of any Libor Rate has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by Whitney in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the London interbank market;

                  then, and in any such event, Whitney shall promptly give notice (by telephone confirmed in writing) to the Borrower. Thereafter (x) in the case of clause (i) above, Libor Rate shall no longer be available until such time as Whitney notifies the Borrower that the circumstances giving rise to such notice no longer exist, and (y) in the case of clause
                  (ii) above, the Borrower agrees to pay to Whitney, upon written demand therefor, such additional amounts (in the form of an increased rate


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                  of, or a different method of calculating, interest or
                  otherwise as agreed to by Whitney and Borrower) as shall be required to compensate Whitney for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to Whitney, showing the basis for the calculation thereof, submitted to Borrower by Whitney in good faith shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clauses (i) and (iii) above, the Loan shall accrue interest at Prime Rate. Whitney agrees that if it gives notice to the Borrower of any of the events described in clauses (i) or (iii) above, it shall promptly notify the Borrower if such event ceases to exist. If any such event described in clause (i) or (iii) above ceases to exist, Whitney's obligation to convert the interest accruing on the Loan into Libor Rate on the terms and conditions contained herein shall be reinstated.

         (5) LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement and provided no Default has occurred, during the term of the Loan, Whitney shall issue letter(s) of credit for the account of Borrower provided that (i) Borrower shall execute Whitney's standard form of letter of credit application for each letter of credit, (ii) the term of any letter of credit shall not extend beyond November 18, 2004,
                  (iii) Borrower shall pay Whitney the usual and customary fees for issuing any letter of credit, (iv) the total aggregate face amount of all letters of credit shall not at any one time exceed the principal amount of Two Million and N0/100 ($2,000,000.00) Dollars, and (v) the total aggregate principal balance of the Loan plus the total aggregate face amount of all letters of credit shall not at any one time exceed the principal amount of Eight Million and No/100 ($8,000,000.00) Dollars.

         (6) USE OF PROCEEDS. The proceeds of the Loan shall be used solely to fund the working capital needs of Borrower.

         (7) PREPAYMENT. Borrower shall be entitled to prepay the Loan in whole or in part, without payment of premium or penalty.

C. REPRESENTATIONS, WARRANTIES AND COVENANTS. Borrower represents, warrants and covenants to Whitney that:

         (1) ORGANIZATION AND AUTHORIZATION. Obligor (other than an individual) is an entity which is duly organized, validly existing and, if a corporation, in good standing under applicable laws. Obligor's execution, delivery and performance of this Agreement and all other documents delivered to Whitney has been duly authorized and does not violate Obligor's articles of incorporation, articles of organization, operating agreement or other governing documents, as applicable, material contracts or any applicable law or regulations. All documents delivered to Whitney are legal and binding obligations of Obligor who executed same. Borrower's Subsidiaries are Universal Fabricators L.L.C. and Allen Process Systems, L.L.C. Whitney acknowledges and consents to the liquidation of Oil Barges, Inc., Unifab International West, LLC, Latoka, U.S.A., Inc. and Superior Derrick Services of Texas, LLC.

         (2) COMPLIANCE WITH TAX AND OTHER LAWS. Obligor shall comply (to the extent necessary so that any failure to do so will not materially and adversely affect the business or property of Obligor) with all laws that are applicable to Obligor's business activities, including, without limitation, all laws regarding (i) the collection, payment and deposit of employees' income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes;
                  (iii) pension liabilities including ERISA requirements; (iv) environmental protection; and (v) occupational safety and health.

         (3) FINANCIAL INFORMATION. Borrower shall furnish, or cause to be furnished, to Whitney:

                  (a) within one hundred twenty (120) days after the close of Borrower's fiscal year, a copy of the audited financial statements of Borrower and all of its Subsidiaries on a Consolidated


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                           basis, as of the close of such fiscal year prepared
                           in reasonable detail and in accordance with GAAP, with such financial statements to include a balance sheet of the Borrower and all of its Subsidiaries on a Consolidated basis, as of the end of such year and the related statement of operations, of stockholder's equity and of cash flow prepared in reasonable detail and in conformity GAAP, and audited by independent certified public accountants selected by Borrower and satisfactory to Whitney;

                  (b) within sixty (60) days after the end of each quarter of each fiscal year of Borrower, the Consolidated unaudited balance sheet of Borrower and all of its Subsidiaries as of the end of each such quarter and the related unaudited statements of operations, of shareholder's equity and of cash flow for such quarter and the portion of the fiscal year throughout such date, all prepared in reasonable detail and in conformity with good accounting practices in the United States in effect from time to time and applied consistently throughout the period reflected therein and certified by its chief financial officer;

                  (c) within one hundred twenty (120) days after the close of Nassau's fiscal year, a copy of the audited financial statements of Nassau and all of its Subsidiaries on a Consolidated basis, as of the close of such fiscal year prepared in reasonable detail and in accordance with GAAP, with such financial statements to include a balance sheet of Nassau and all of its Subsidiaries on a Consolidated basis, as of the end of such year and the related statement of operations, of stockholder's equity and of cash flow prepared in reasonable detail and in conformity GAAP, and audited by independent certified public accountants selected by Nassau and satisfactory to Whitney;

                  (d) within sixty (60) days after the end of each quarter of each fiscal year of Nassau, the Consolidated unaudited balance sheet of Nassau and all of its Subsidiaries as of the end of each such quarter and the related unaudited statements of operations, of shareholder's equity and of cash flow for such quarter and the portion of the fiscal year throughout such date, all prepared in reasonable detail and in conformity with good accounting practices in the United States in effect from time to time and applied consistently throughout the period reflected therein and certified by its chief financial officer;

                  (e) on an annual basis, the current personal financial statements of William H. Hines and Jeanne M. Hines, including balance sheet, income statement, statement of cash flows, and statement of contingent liabilities within thirty (30) days of the effective date of the personal financial statements currently on file with Whitney; and

                  (f) such additional financial and other information on Obligor that Whitney may require.

         (4) MERGERS, ETC. Without the prior written consent of Whitney, Obligor shall not (a) be a party to a merger or consolidation,
                  (b) acquire all or substantially all of the assets of another entity, or (c) sell, lease or transfer all, or substantially all, of Obligor's assets. Obligor shall not permit any material change to be made in the character of Obligor's business as carried on at the original date of this Agreement. Obligor shall not purchase, retire or redeem any shares of its capital stock without the prior written consent of Whitney.

         (5) INDEBTEDNESS AND LIENS. Other than obligations incurred in the ordinary course of business and the Loan, Borrower shall not create or incur any Debt without the prior written consent of Whitney. Obligor shall not create, encumber or suffer any Lien, other than the Collateral Documents and Permitted Liens, to exist on their assets without the prior written consent of Whitney.

         (6) OTHER LIABILITIES. (a) Obligor shall not default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, agreement or other instrument to which Obligor is a party (the effect of which would materially adversely affect the


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                  business or properties of such Obligor, either individually or collectively as a whole); and (b) except as disclosed or referred to in the financial statements furnished to Whitney, there is no litigation, legal or administrative proceeding, investigation or other action of any nature pending or, to the knowledge of Obligor, threatened against or affecting Obligor which involves the possibility of any judgment or liability not fully covered by insurance, and which may materially and adversely affect the business or assets of Obligor or Obligor's ability to carry on business as now conducted.

         (7) DOCUMENTATION. The Loan Documents shall be on Whitney's standard forms, with such modifications as may be required by Whitney. Upon the written request of Whitney, Obligor shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Whitney may deem necessary to obtain the full benefits of the Loan Documents.

         (8) REGULATIONS O, U AND G. Borrower shall not borrow any money or make an Advance if such loan would violate the provisions of Regulation O of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of the Loan will be used as "purpose credit" within the meaning of such term under Regulations U or G of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect, if such use would violate the provisions of Regulations U or G.

         (9) COLLATERAL. As security for payment and performance of the Obligations, Borrower and/or its Subsidiaries shall execute and deliver to Whitney the following described Collateral
                  Documents:

                  (i) a security agreement and financing statement by Borrower and its Subsidiaries granting Whitney a Lien in all accounts, inventory, chattel paper, equipment, documents, fixtures and general intangibles;

                  (ii) a security agreement and financing statement by Borrower granting Whitney a Lien in the membership interests in its Subsidiaries; and

                  (iii) a mortgage or deed of trust on all leasehold interests and immovable property owned by Borrower and/or its Subsidiaries, which mortgage or deed of trust shall include an assignment of leases and rents.

                  Within ninety (90) days from the Closing Date, all of the Collateral shall be free and clear of any Liens except Permitted Liens and all consents to the mortgages by the landlords of the leasehold interests shall consent to the mortgages upon terms acceptable to Whitney.

         (10) GUARANTIES. The Obligations shall be solidarily guaranteed by each Guarantor.

         (11) NEW SUBSIDIARIES. Within fifteen (15) days of the creation or acquisition of any Subsidiary, in each case, in accordance with the terms of this Agreement, any such new Subsidiary shall, (a) execute and deliver to Whitney a Guaranty solidarily guaranty the payment and performance of the Obligations in a form acceptable to Whitney and (b) execute a security agreement in favor of Whitney granting Whitney a security interest in the movable assets of such Subsidiary subject to no Liens other than Permitted Liens, as security for the Obligations.

         (12) TRANSACTION WITH AFFILIATES. No Obligor shall enter into any transaction (including the purchase, sale or exchange of property or the rendering of any service) with any Affiliate except upon fair and reasonable terms which are at least as favorable to the Borrower, Guarantors or any Subsidiary as would be obtained in a comparable arm's length transaction with a non-Affiliate.

         (13) ENVIRONMENTAL MATTERS. (a) To the best of the Borrower's knowledge, all operating facilities and Property owned, leased, used, or operated by Borrower or any of its Subsidiaries have been, and will continue to be, owned, leased, used, or operated by any Borrower or any of its Subsidiaries in


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                  substantial compliance with applicable environmental laws, regulations, and guidelines. There has been no claim, complaint, or notice received by Obligor with respect to a violation of environmental laws which remains unsettled or unresolved as of the date hereof, including but not limited to, any unsettled or unresolved liabilities relating to, arising out of or resulting from (i) any emission, discharge or release of any pollutant, contaminant, Hazardous Material, toxic material or other similar waste or (ii) any processing, distribution, use, treatment, transport, removal, storage and/or disposal of materials or wastes into or upon the ambient air, surface water, ground water or land owned by Obligor or any alleged violation of any federal, state, or local statute, regulation, or ordinance relating to the environment. There has been no complaint or notice received by Obligor regarding potential liability under the Comprehensive Environmental Response Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, or any comparable state or local law which is unsettled or remains unresolved as of the date hereof. To the Obligor's knowledge, there has been no release of a Hazardous Material at any facility or property owned, leased, used, or operated by Obligor which caused or could have cause a material adverse change in Obligor's financial condition, business or ability to pay or perform its Obligations. For purposes of the last sentence of this Section III (k), "release" shall have the meaning assigned to it under the Comprehensive Environmental Response Compensation and Liability Act.

                  (b) Obligor agrees to (i) give notice to Whitney immediately upon its acquiring knowledge of the violation of any Governmental Requirement regarding the presence of any Hazardous Materials on any property of Borrower or any of its Subsidiaries and/or of any Hazardous Materials Contamination with a full description thereof; and (ii) promptly comply with any Governmental Requirement requiring removal, treatment or disposal of such Hazardous Materials or Hazardous Materials Contamination and provide Whitney with satisfactory evidence of such compliance. Upon the discovery of any Hazardous Materials Contamination, or upon the occurrence of a Default and the expiration of the applicable cure period, Whitney shall have the right to cause an environmental audit or review of the Property to be performed by a firm acceptable to Whitney at the sole cost and expense of Borrower.

                  (c) Obligor shall solidarily defend, indemnify and hold Whitney, its directors, officers, agents and employees harmless from any and all liabilities (including strict liability), actions, demands, penalties, losses, costs or expenses (including, without limitation, reasonable attorneys' fees and remedial costs), suits, costs of any settlement or judgment and claims of any and every kind whatsoever which may now or in the future be paid, incurred, or suffered by, or asserted against Whitney by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from or onto any property of Borrower or any of its Subsidiaries of any Hazardous Materials or any Hazardous Materials Contamination, or arise out of, or result from, the environmental condition of such property or the applicability of any Governmental Requirement relating to Hazardous Materials (including, without limitation, CERCLA or any so called federal, state or local "super fund" or "super lien" laws, statute, ordinance, code, rule, regulation, order or decree) regardless of whether or not caused by or within the control of Obligor. These representations, covenants and warranties contained in this section shall survive the termination of this Agreement.

         (14) INSURANCE. (a) Borrower shall procure and maintain for the benefit of Whitney original paid-up insurance policies from companies satisfactory to Whitney, in amounts, in form and substance, and with expiration dates acceptable to Whitney and containing a noncontributory standard mortgagee clause or its equivalent in a form satisfactory to Whitney, or the statutory mortgagee clause, if any, required in the state where any of Borrower's or its Subsidiaries' properties are located, or a mortgagee's loss payable endorsement, in favor of Whitney, providing the following types of insurance:


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


                                    (i) Multi-Peril Hazard Insurance. In each
                  case, the policies will afford insurance against loss or damage by fire, lightning, explosion, earthquake, collapse, theft, sprinkler leakage, vandalism and malicious mischief and such other perils as are included in so-called "all-risks" or "extended coverage" and against such other insurable perils as, under good insurance practices, from time to time are insured against for properties of similar character and location; such insurance to be not less than 100% of the full replacement cost of the improvements located on the property of any Obligor, without deduction for depreciation; said policies to contain replacement costs and stipulated value endorsements.

                                    (ii) Comprehensive General Liability
                  Insurance. Comprehensive public liability insurance with respect to the operations of Obligor on any property owned by such Obligor or related thereto, whether conducted on or off such property, against liability for personal injury (including bodily injury and death) and property damage, of not less than a total of $5,000,000.00 combined single limit bodily injury and property damage; such comprehensive public liability insurance to be on a per occurrence basis and to specifically include but not limited to water damage liability, products liability, motor vehicle liability for all owned and nonowned vehicles, including rented and leased vehicles, and contractual indemnification.

                                    (iii) Workers' Compensation and General
                  Liability. Workers' compensation and general liability insurance against loss, damage or injury to employees, agents or representatives of Obligor or of any contractor and subcontractor, or insurance against loss, damage or injury caused by any employees, agents or representatives of Obligor or of any contractor or subcontractor.

                                    (iv) Flood Insurance. Flood Insurance Policy
                  in the amount of the Loan or the maximum amount obtainable, whichever is less, if any improvement on any property of Borrower or any of its Subsidiaries is located in a Flood Hazard Area as defined by the Federal Emergency Management Agency.

                                    (v) Other Insurance. Such other insurance or
                  any replacements or substitutions therefor and in such amounts as may from time to time be reasonably required by Whitney against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard being given to the height and type of the improvements on any property of any Obligor, its construction, location, use and occupancy, or any replacements or substitutions therefor.

                  (b) All of the foregoing policies shall contain an agreement by the insurer not to cancel or amend the policies without giving Whitney at least thirty (30) days' prior written notice of its intention to do so and shall provide that the policies shall be payable not withstanding the acts of Obligor, as applicable.

                  (c) At or before Closing, Borrower shall deliver original binders evidencing the insurance and within 15 days of closing the original or certified policies to Whitney, and Borrower shall deliver original or certified renewal policies with satisfactory evidence of payment not less than fifteen (15) days in advance of the expiration date of the existing policy or policies. In the event Obligor should, for any reason whatsoever, fail to keep the insurance in place, or to keep said policies so payable, or fail to deliver to Whitney the original or certified policies of insurance and the renewals thereof upon demand, then Whitney after giving written notice to Borrower of that deficiency and if after 15 days after delivery of such notice, there is still no insurance coverage, then Whitney, if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor. The Borrower shall reimburse Whitney upon demand for the amount of premium paid, together with interest thereon at 15% percent per annum from date until paid.

                  (d) Obligor agrees to notify Whitney immediately in writing of any material fire or other casualty to or accident involving any of property of Borrower or any of its Subsidiaries, whether or not such fire, casualty or accident is covered by insurance. Obligor further agree to notify promptly Borrower or any of its Subsidiaries' insurance company and to submit an appropriate claim and proof of claim to the respective insurance company if any of the assets of any Obligor is damaged or destroyed by fire or other casualty.

                  (e) Whitney is hereby authorized and empowered, at its option, to collect and receive the proceeds from any policy or policies of insurance, and each insurance company is hereby authorized and directed to make payment of all such losses directly to Whitney instead of to the Obligor and Whitney jointly.

         (15) ERISA. Obligor shall fulfill its obligations under the minimum funding standards of Employee Retirement Income Security Act of 1974, as amended from time to time and the Internal Revenue Code of 1986, as amended, with respect to each Plan, and neither the Borrower nor any Affiliate or Subsidiary shall take any action that would result in the termination of a Plan by the Pension Benefit Guaranty Corporation.


         (16) FINANCIAL CONDITION. The financial statements of Borrower as heretofore furnished to Whitney have been prepared in accordance with the generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Borrower as of those dates. To the best of Borrower's knowledge and belief, Borrower does not have any contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of Borrower from that set forth in said financial statements. The financial statements of Guarantors as heretofore furnished to Whitney fairly present the financial condition of each Guarantor as of the date hereof. To the best of each Guarantor's knowledge and belief, each Guarantor has no contingent obligation or liability for taxes not disclosed by or reserved against in said financial statements, and there have been no material adverse changes in the financial condition of any Guarantor from that set forth in said financial statements. Since the close of the period covered by the latest financial statement delivered to Whitney with respect to the Borrower and Guarantors, there has been no material adverse change in the assets, liabilities or financial condition of the Borrower or any Guarantor. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of Borrower or Guarantors, is threatened, which (i) might render Borrower or any Guarantor unable to perform its obligations under the Loan Documents, or (ii) would constitute a Default hereunder, or (iii) might adversely affect the financial condition of the Borrower or any Guarantor or the validity or priority of the lien of the Collateral Documents. All parties acknowledge that Whitney is relying upon said financial statements in entering into this Agreement and the Loan.

E. CONDITIONS PRECEDENT TO LOANS. Whitney shall be obligated to make the Loan only so long as: (i) all of the Loan Documents required by this Agreement have been delivered to Whitney, (ii) Obligor is current in the performance of all of the other obligations of Obligor contained in the Loan Documents, (iii) no Default has occurred, (iv) no adverse material change in the financial condition of Obligor has occurred, and (v) all of the indebtedness of Borrower to Midland Fabricators & Process Systems, L.L.C. ("Midland") shall be subordinate to the Obligations and all Liens in favor of Midland shall be subordinate to the Liens in favor of Whitney. Notwithstanding the foregoing, should Whitney choose to make an Advance prior to obtaining all of the Loan Documents required hereby, Borrower shall deliver or arrange to have executed and delivered such Loan Documents upon the request of Whitney.

F. DEFAULT. The occurrence of any one or more of the following events shall constitute a default (a "Default") under this Agreement:

         (a) the failure of Borrower to pay promptly when due any interest or principal on any of the Obligations, including but not limited to the Loan;

         (b) the failure of Obligor to observe or perform promptly when due any covenant, agreement, or obligation due to the Whitney;

         (c) the failure to pay on demand any amounts advanced by Whitney for the payment of taxes and assessments or the cost of obtaining the release of any Collateral from any seizure, Lien, or attachment;

         (d) the inaccuracy at any time of any warranty, representation, or statement made to Whitney by any Obligor, whether such warranty, representation, or statement is made (i) in this Agreement, the Note, or the Collateral Documents, or (ii) in any other agreement, document, or writing;

         (e)  any default on or in connection with any Obligation;

         (f) any material discrepancy between any financial statement submitted to Whitney by Borrower and/or Guarantors and its actual financial condition;

         (g) any garnishment, seizure, or attachment of, or any tax lien or tax levy against, any assets of any Obligor, including, without limitation, those assets that are Collateral, unless the same is being contested in good faith and is secured by adequate reserves in an amount sufficient to satisfy same;

         (h) one or more judgments, decrees, arbitration award, rulings or decisions shall be entered against any Obligor involving in the aggregate a liability (not paid or fully covered by insurance including self-insurance or the payment or performance bonds) of $100,000 or more and all such judgments, decrees, awards and rulings shall not have been vacated, paid, discharged, stayed or bonded pending appeal within 60 days from the entry thereof;

         (i) any Obligor shall default in any payment of principal of or interest on any Debt other than the Loan in the aggregate principal amount of more than $100,000, in each instance, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt or observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt or beneficiary or beneficiaries of such (or a trustee, agent or other Person acting on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to become due prior to its stated maturity;

         (j) a receiver, conservator, liquidator or trustee of Obligor, or of any of their property (including the Property) is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against Obligor under the Federal Bankruptcy Code; or Obligor is adjudicated bankrupt or insolvent; or any material portion of any property of Obligor (including the Property) is sequestered by court order and such order remains in effect for more than thirty (30) days after such party obtains knowledge thereof; or a petition is filed against Obligor under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within sixty (60) days;

         (k) Obligor files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law;

         (l) Obligor makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of such Obligor or of all or any part of its property;

         (m) the entry of a final court order that enjoins or restrains any Obligor's conduct of their business activities;

         (n) the existence or future enactment of any law, by any federal, state, parish, county, municipal, or other taxing authority, requiring or permitting Borrower to deduct any amount from any payments to be made on the Loan or any other Obligation;

         (o) the failure of Obligor to pay any federal, state, or local tax, fee, or duty, unless the same is being contested in good faith and is secured by an adequate reserve in an amount sufficient to satisfy same and enforcement proceedings have not begun;

         (p) any material adverse change in Borrower's or any Guarantor's financial condition, business, or ability to pay or perform its obligations to Whitney; or

         (q) the death of William A. Hines.

         Upon the happening of any event of Default and such Default continues for a period of ten (10) days for a payment default under the Loan or the Obligations or thirty (30) days for any other type of default, after Whitney has mailed or sent written notice of such Default to the Borrower (but with no notice required in the event of a Default under paragraphs (j), (k), or (l)), Whitney may declare the entire principal amount of all Obligations then outstanding, including the Loan and interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower and Whitney is then authorized to exercise any and all of its rights and remedies under the Collateral Documents and/or the Obligations.

         Upon the occurrence of any Default without the necessity of any notice or cure period, all obligations, if any, of Whitney to the Borrower hereunder including but not limited to the obligation to lend money and make an Advance to Borrower or issue a letter of credit on behalf of Borrower, shall at the option of Whitney immediately cease and terminate.

G. CONFLICTING PROVISIONS. In the event of actual conflict in the terms and provisions of this Agreement and any of the Loan Documents which controls or governs any collateral given to secure Borrower's Obligations, the terms and provisions of this Agreement will control.

H. MISCELLANEOUS PROVISIONS. Borrower agrees to pay all of the costs, expenses and fees incurred in connection with the Loan, including attorneys fees and appraisal fees. This Agreement is not assignable by Borrower and no party other than Borrower is entitled to rely on this Agreement. In no event shall Borrower or

Whitney be liable to the other for indirect, special or consequential damages, including the loss of anticipated profits, that may arise out of or are in any way connected with this Agreement. No condition or other term of this Agreement may be waived or modified except by a writing signed by Borrower and Whitney. This Agreement shall supersede and replace any commitment letter or loan agreement between Whitney and Borrower relating to the Loan. If any provision of this Agreement shall be held to be legally invalid or unenforceable by any court of competent jurisdiction, all remaining provisions of this Agreement shall remain in full force and effect. This Agreement shall be governed by and construed in accordance with the laws of State of Louisiana.

I. COUNTERPARTS. This Agreement may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

J. AMENDMENTS AND RENEWALS. In the event the Loan is renewed, extended, amended or modified, such loan and other Obligations of Borrower and Obligor will be governed by the terms of this Agreement to the extent such terms remain applicable. This Agreement shall be binding upon and shall inure to the benefit of Whitney, the Borrower, Obligor and their respective successors and assigns

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

                                  WHITNEY NATIONAL BANK


                                  By:   /s/ Joseph S. Exnicious
                                        ----------------------------------------
                                        Joseph S. Exnicios
                                  Its:  Senior Vice President

                                  UNIFAB INTERNATIONAL, INC.


                                  By:   /s/ Peter J. Roman
                                        ----------------------------------------
                                        Peter J. Roman
                                  Its:  Vice President and Chief Financial
                                        Officer